Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-173279, 333-141321, 333-134296, and 333-125362) and Form S-8 (No. 333-142848) of PICO Holdings, Inc. of our report dated March 28, 2012, relating to the consolidated financial statements of Spigit, Inc. which appears in this Amendment No. 1 to Form 10 K.

/s/PricewaterhouseCoopers LLP
San Jose, California
March 28, 2012